For the six months ended August 31, 1995                             Exhibit 77C
File Number 811 - 4448


     A special meeting of shareholders of PaineWebber Blue Chip Growth Fund ("Blue Chip Growth Fund") was held on August 11, 1995. At the meeting the following agreement was approved for Blue Chip Growth Fund:


     1) To consider an Agreement and Plan of Reorganization and Termination under which PaineWebber Growth Fund ("Growth Fund"), a series of PaineWebber Olympus Fund, would acquire the assets of Blue Chip Growth Fund in exchange solely for shares of beneficial interest in Growth Fund and the assumption by Growth Fund of Blue Chip Growth Fund's liabilities, followed by the distribution of those shares to the shareholders of Blue Chip Growth Fund.

The votes were as follows:


                              All Shares Voting as a Single Class
                              -----------------------------------
                 Shares               Shares                     Shares
                Voted For          Voted Against           Withhold Authority
                ---------          -------------           ------------------
                2,728,110              120,458                   219,302